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Exhibit 3.5

COMPANY AGREEMENT
FOR
DOONE CITY PICTURES, LLC

        This Company Agreement (the "Agreement") is made and entered into and effective July     , 1999 by and among the DOONE CITY PICTURES, LLC (the "LLC") and ODYSSEY HOLDINGS, LLC., a Delaware LLC ("ODYSSEY").

RECITALS

        ODYSSEY does hereby form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the "Statute").

ARTICLE 1
DEFINITIONS

        1.1    ADJUSTED CAPITAL ACCOUNT DEFICIT.    "Adjusted Capital Account Deficit" means the deficit balance, if any, in the Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          1.1.1  increase such Capital Account by any amounts which the Member is obligated to contribute to the LLC (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to contribute to the LLC pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i) (5); and

          1.1.1  reduce such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii) (d)(4), (5) and (6).

        1.2    AFFILIATE.    "Affiliate" means, when used with reference to a specified Person, (a) the Principal of the Person, (b) any Person directly or indirectly controlling, controlled by or under common control with such Person, (c) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, and (d) any relative or spouse of such Person.

        1.3    AGREEMENT.    "Agreement" means this Limited Liability Company Agreement, as originally executed and as amended from time to time, as the context requires. Words such as "herein", "hereinafter", "hereto", "hereby" and "hereunder", when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

        1.4    ARTICLES OF ORGANIZATION.    "Articles of Organization" means the Certificate of Formation of the Company filed with the Delaware Secretary of State for the purpose of forming the LLC.

        1.5    AVAILABLE CASH FLOW.    "Available Cash Flow" means, with respect to any Fiscal Year or other period, the sum of all cash receipts of the LLC from any and all sources, less all cash disbursements (including loan repayments, capital improvements and replacements) 'and a reasonable allowance for Reserves, contingencies and anticipated obligations as determined by the Managers.

        1.6    BUSINESS OF THE LLC.    "Business of the LLC" shall have the meaning set forth in Section 2.6 hereof.

        1.7    CAPITAL ACCOUNT.    "Capital Account" of the member shall have the meaning set forth in Section 3.5 hereof.

        1.8    CAPITAL CONTRIBUTION.    "Capital Contribution" shall have the meaning set forth in Article 3 hereof.

        1.9    CODE.    "Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

        1.10    DEPRECIATION.    "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery reduction allowable with respect to an asset for such Fiscal Year or other period.

        1.11    DISSOLUTION.    "Dissolution" means (i) when used with reference to the LLC, the earlier of (a) the date upon which the LLC is terminated under the Statute, or any similar provision enacted in lieu thereof, or (b) the date upon which the LLC ceases to be a going concern, and (ii) when used with reference to the Member, the earlier of (a) the date upon which there is a Dissolution of the LLC or (b) the date upon which the Member's entire interest in the LLC is terminated by means of a distribution or series of distributions by the LLC to the Member.

        1.12    FISCAL YEAR.    "Fiscal Year" means the period of January 1 to and including December 31.

        1.13    LLC.    "LLC" means Doone City Pictures, LLC.

        1.14    LLC LOANS.    "LLC Loans" shall refer to any loans or advances made by the Member to the LLC at the Member's option, without obligation to so do, to the extent the LLC does not have sufficient resources (assets, borrowings or otherwise) to meet its LLC obligations. Such LLC Loans shall bear interest at the rate agreed to between the Member and the Managers.

        1.15    MANAGERS.    "Manager" means the Person or Persons appointed to manage the LLC pursuant to Section 6.1 of this Agreement. At any time that the Member shall have appointed more than one Manager, all such Persons so elected shall be referred to as the "Managers."

        1.16    MEMBER.    "Member" means ODYSSEY.

        1.17    NET PROFITS AND NET LOSS.    "Net Profits" and "Net Loss" mean, for each Fiscal Year or other period, an amount equal to the LLC's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          1.17.1  Any income of the LLC that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

          1.17.2  Any expenditures of the LLC described in Code Section 705(b)(2)(B) or treated as Code Section 705(b)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

          1.17.3  Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the fair market value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its fair market value;

          1.17.4  In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the subsection hereof entitled "Depreciation"; and

          1.17.5  Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction which are specifically allocated shall not be taken into account in computing Net Profits or Net Loss.

        1.18    PERSON.    "Person" means an individual, partnership, limited partnership, corporation, trust, estate, association, limited liability company; or other entity, whether domestic or foreign.

        1.19    PRINCIPAL.    "Principal" means the natural Person who is in ultimate control of the member.

        1.20    PROPERTY.    "Property" means all assets of the LLC, both tangible and intangible, or any portion thereof.

        1.21    REGULATIONS.    "Regulations" means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

        1.22    RESERVES.    "Reserves" means funds set aside from Capital Contributions or gross cash revenues as reserves. Such Reserves shall be maintained in amounts reasonably deemed sufficient by the Manager(s)for working capital and the payment of taxes, insurance, debt service, repairs, replacements renewals, or other costs or expenses incident to the Business of the LLC, or in the alternative, the Dissolution of the LLC.

        1.23    SECRETARY OF STATE.    "Secretary of State" shall mean the Secretary of State of the State of Delaware.

        1.24    STATUTE.    "Statute" shall mean the Delaware Limited Liability Company Act as it may be amended from time to time.

        1.25    TERM.    "Term" shall have the meaning set forth in Section 2.5 hereof.

ARTICLE 2
INTRODUCTORY MATTERS

        2.1    FORMATION OF LLC.    The Member intends to form the LLC pursuant to the provisions of the Statute by filing Articles of Organization with the Secretary of State.

        2.2    NAME.    The name of the LLC is Doone City Pictures, LLC. The Member shall operate the Business of the LLC under such name or use such other or additional names as the Member may deem necessary or desirable provided that: (i) no such name shall contain the words "bank," "insurance," "trust," "trustee," "incorporated," "inc.," "corporation," "corp.," or any similar name or variation thereof; (ii) the Manager(s) shall reasonably determine, before use of any such name, that the LLC is entitled to use such name and will not by reason of such use infringe upon any rights of any other Person, or violate any applicable laws or governmental regulations; and (iii) the Member shall register such name under assumed or fictitious name statutes or similar laws of the states in which the LLC operates.

        2.3    PRINCIPAL OFFICE.    The LLC shall maintain its principal place of business at the address set forth in Section 2.3 of Exhibit A, or any other location designated by the Member.

        2.4    AGENT FOR SERVICE OF PROCESS.    The name and address of the LLC's agent for service of process is as set forth in Section 2.4 of Exhibit A.

        2.5    TERM.    The term of the LLC ("Term") shall be thirty (30) years, commencing on the date of the filing of the Articles of Organization with the Delaware Secretary of State, unless the LLC is terminated or dissolved sooner, in accordance with the provisions of this Agreement.

        2.6    BUSINESS AND PURPOSE OF THE LLC.    The purpose of the LLC is to engage in any lawful activities for which an LLC may be organized under the Statute, including, but not limited to those purposes set forth in Section 2.6 of Exhibit A, provided that the LLC shall not conduct any banking, insurance or trust company business.

ARTICLE 3
MEMBERS AND CAPITAL CONTRIBUTIONS

        3.1    NAMES AND ADDRESSES OF MEMBER.    The name and address of the Member is as set forth in Section 1 of Exhibit A.

        3.2    CONTRIBUTIONS.    The Member shall make those initial Capital Contributions as described in Section 1 of Exhibit A.

        3.3    ADDITIONAL CONTRIBUTIONS.    Except as shall be expressly set forth herein, the Member shall not be required to (a) make any additional Capital Contributions, (b) make any loan, or (c) cause to be loaned any money or other assets to the LLC.

        3.4    RIGHTS WITH RESPECT TO CAPITAL.

            3.4.1    LLC CAPITAL.    The Member shall not have the right to withdraw, or receive any return of, its Capital Contribution, and no Capital Contribution may be returned in the form of property other than cash except as specifically provided herein.

            3.4.2    NO INTEREST ON CAPITAL CONTRIBUTIONS.    Except as expressly provided in this Agreement, no Capital Contribution of the Member shall bear any interest or otherwise entitle the contributing Member to any compensation for use of the contributed capital.

            3.4.3    ESTABLISHMENT OF CAPITAL ACCOUNTS.    A capital account ("Capital Account") shall be maintained for the Member. For book purposes, the Member's Capital Account will be separated into a contribution account and an income (loss) account and will be maintained according to generally accepted accounting principles. Sections 3.6 and 3.7 below describe the appropriate accounting treatment for tax purposes of the Capital Account.

        3.5    GENERAL RULES FOR ADJUSTMENT OF CAPITAL ACCOUNTS.    The Capital Account of the Member shall be:

            3.5.1    INCREASES.    Increased by:

                (i)  The Member's cash contributions;

               (ii)  The agreed fair market value of property contributed by the Member (net of liabilities secured by such contributed property that the LLC is considered to assume or take subject to under Code Section 752);

              (iii)  All items of LLC income and gain (including income and gain exempt from tax) allocated to the Member pursuant to Article 4 or other provisions of this Agreement; and

            3.5.2    DECREASES.    Decreased by:

                (i)  The amount of cash distributed to the Member;

               (ii)  The agreed fair market value of all actual and deemed distributions of property made to the Member pursuant to this Agreement (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under Code Section 752);

                (i)  All items of LLC deduction and loss allocated to the Member pursuant to Article 4 or other provisions of this Agreement.

        3.6    SPECIAL RULES WITH RESPECT TO CAPITAL ACCOUNTS

            3.6.1    TIME OF ADJUSTMENT FOR CAPITAL CONTRIBUTIONS.    For purposes of computing the balance in the member's Capital Account, no credit shall be given for any Capital Contribution which the Member is to make until such contribution is actually made. "Capital Contribution" refers to the total amount of cash and the agreed fair market value (net of liabilities) contributed to the LLC by the Member and any subsequent contributions of cash and the agreed fair market value (net of liabilities) of any other property subsequently contributed to the LLC by the Member.

            3.6.2    INTENT TO COMPLY WITH TREASURY REGULATIONS.    The foregoing provisions of Sections 3.6, the other provisions of this Agreement relating to the maintenance of Capital Accounts, are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations Section. To the extent such provisions are inconsistent with such Regulations Section or are incomplete with respect thereto, Capital Accounts shall be maintained in accordance with such Regulations Section.

ARTICLE 4
ALLOCATION OF PROFITS AND LOSSES

        4.1    FEES TO MEMBER OR AFFILIATES.    Notwithstanding the provisions of Section 4.1, in the event that any fees, interest, or other amounts paid to the Member or any Affiliate thereof pursuant to this Agreement or any other agreement between the LLC and the Member or Affiliate thereof providing for the payment of such amount, and deducted by the LLC in reliance on Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the LLC on its federal income tax return and are treated as LLC distributions, then

          4.1.1  the Net Profits or Net Loss, as the case may be, for the Fiscal Year in which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as LLC distributions; and

          4.1.2  there shall be allocated to the Member to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 4.1, an amount of gross income for the Fiscal Year equal to the amount of such fees, interest, or other amounts that are treated as LLC distributions.

        4.2    SECTION 704(c) ALLOCATION.    Any item of income, gain, loss, and deduction with respect to any property (other than cash) that has been contributed by the Member to the capital of the LLC and which is required or permitted to be allocated to the Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated to the Member solely for income tax purposes in the manner so required or permitted.

ARTICLE 5
DISTRIBUTIONS

        5.1    AVAILABLE CASH FLOW.    Available Cash Flow of the LLC shall be distributed to the Member in accordance with the following priority and agreements:

          5.1.1  FIRST.    To the Member, in the ratio of the principal loan balances outstanding, until all of the accrued but unpaid interest on all LLC Loans, if any, has been paid, and then the principal amounts thereof.

          5.1.2  SECOND.    To the Member as a distribution.

ARTICLE 6
RIGHTS, DUTIES, OBLIGATIONS AND COMPENSATION OF

MANAGERS AND OFFICERS

        6.1    MANAGER.    The LLC shall be managed by the Manager(s) designated in Section 6.1 of Exhibit A. The Managers shall have such rights, duties and powers as are specified in this Agreement, or conferred upon the Managers by the Member.

          6.1.1  DUTIES OF THE MANAGER.    The Managers are the general managers and chief executive officers of the LLC and have, subject to the control of the Members, general supervision, direction, and control of the business of the LLC. The Managers shall have the general powers and duties of management typically vested in officers of a corporation, and such other powers and duties as may be prescribed by the Member.

          6.1.2  APPOINTMENT.    The Managers of the LLC shall be chosen annually by the Member. Each Manager shall hold office until the Manager resigns or shall be removed or otherwise disqualified to serve, or the Manager's successor is appointed and qualified.

          6.1.3  REMOVAL AND RESIGNATION.    Any Manager or other officer of the LLC may be removed, with or without cause, by the Member. Any Manager or other officer of the LLC may resign at any time without prejudice to any rights of the LLC under any contract to which the Manager(s)or other officer of the LLC is a party, by giving written notice to the Member, or to the Manager, as applicable. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          6.1.4  VACANCIES.    A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by appointment by the Member through the appointment of a successor officer who shall hold the office for the unexpired term.

6.2   MEETINGS OF THE MANAGERS

          6.2.1  The Managers shall share in the duties described in Section 6.1.1.

          6.2.2  Meetings of the Managers shall be held at the principal office of the LLC, unless some other place is designated in the notice of the meeting. Any Manager may participate in a meeting through use of a conference telephone or similar communication equipment so long as all Managers participating in such a meeting can hear one another. Accurate minutes of any meeting of the Managers shall be maintained by the officer designated by the Managers for that purpose.

          6.2.3  Regular meetings of the Managers shall be held immediately following the adjournment of the annual meeting with the Member at which the Managers are elected. No notice need be given of such regular meetings.

          6.2.4  Special meetings of the Managers for any purpose may be called at any time by any Manager. At least forty-eight (48) hours notice of the time and place of a special meeting of the Managers shall be delivered personally to the Managers or personally communicated to them by an officer of the LLC by telephone, telegraph or facsimile. If the notice is sent to a Manager(s) by letter, it shall be addressed to him at his last known business address as it is shown on the records of the LLC. In case such notice is mailed, it shall be deposited in the United States mail, first-class postage, prepaid, in the place in which the principal office of the LLC is located at least four (4) days prior to the time of the holding of the meeting. Such mailing, telegraphing, telephoning or delivery as above provided shall be considered due, legal and personal notice to such Manager.

          6.2.5  With respect to a special meeting which has not been duly called or noticed pursuant to the provisions, of Section 6.2.4, all transactions carried out at the meeting are as valid as if a meeting had been regularly called and noticed if: (i) all Managers are present at the meeting, and sign a written consent to the holding of such 'meeting, or (ii) if a Manager is present and if the other Manager signs a waiver of notice of such meeting or a consent to holding the meeting or an approval of the minutes thereof, whether prior to or after the holding of such meeting, which waiver, consent or approval shall be filed with the other records of the LLC, or (iii) if a Manager(s) attends a meeting without notice and does not protest prior to the meeting or at its commencement that notice was not given to him or her.

          6.2.6  Any action required or permitted to be taken by the Managers may be taken without a meeting and will have the same force and effect as if taken by a vote of Managers at a meeting properly called and noticed, if authorized by a writing signed individually or collectively by all the Managers. Such consent shall be filed with the records of the LLC.

          6.2.7  A majority of the total number of incumbent Managers shall be necessary to constitute a quorum for the transaction of business at any meeting of the Managers, and except as otherwise provided in this Agreement or by the Statute, the action of a majority of the Managers present, at any meeting at which there is a quorum, when duly assembled, is valid. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Managers, if any action taken is approved by a majority of the required quorum for such meeting.

6.3   LIMITATIONS ON RIGHTS AND POWERS.

        Except by agreement of the Member which is evidenced in a writing, neither the Manager nor any other officer of the LLC shall have authority to:

          6.3.1  Enter into or commit to any agreement, contract, commitment or obligation on behalf of the LLC obligating the Member or Principal to find additional capital, to make or guarantee a loan or to increase its personal liability either to the LLC or to third parties;

          6.3.2  Receive or permit the Member or Principal to receive any fee or rebate, or to participate in any reciprocal business .arrangements that would have the effect of circumventing any of the provisions hereof;

          6.3.3  Materially alter the Business of the LLC or deviate from any approved business plan of the LLC as set forth in this Agreement;

          6.3.4  Permit or cause the LLC to place title to any Property in the name of a nominee;

          6.3.5  Permit the LLC's funds to be commingled with the funds of any other Person;

          6.3.6  Do any act in contravention of this Agreement;

          6.3.7  Do any act which would make it impossible to carry on the Business of the LLC;

          6.3.8  Confess a judgment against the LLC;

          6.3.9  Possess Property, or assign rights in specific Property, for other than a LLC purpose;

          6.3.10  Admit any person as a Member, except as otherwise provided in this Agreement;

          6.3.11  Sell, lease, pledge, hypothecate, or grant a security interest in any Property, except in the ordinary course of business;

          6.3.12  Attempt to dissolve or withdraw from the LLC; and

          6.3.13  Invest or reinvest any proceeds from the operation of the LLC, or the sale, refinancing or other disposition of any Property.

        6.4    COMPENSATION OF MANAGER.    The LLC shall pay each Manager such salary and other benefits as shall be approved from time to time by the Member. The LLC shall reimburse the Managers for any reasonable expense paid by a Manager that properly is to be borne by the LLC.

        6.5    COMPENSATION OF MEMBER.    Except as expressly permitted by this Agreement or any other written agreement, the LLC shall pay no compensation to the Member or any Principal of the Member for their services to the LLC.

        6.6    EXPENSE REIMBURSEMENT.    The LLC shall reimburse the Member for any expense paid by them that properly is to be borne by the LLC, as approved from time to time by the Manager.

ARTICLE 7
MEETINGS

        7.1    MEETINGS.    The Managers shall meet with regard to the operation of the business and the management of the Company and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures as they deem necessary. The Member may call a special meeting of the Managers for any purpose by giving the Managers at least ten business days' notice thereof, except in the case of an emergency, in which case, such notice as is practicable shall be sufficient. The Managers may meet by means of conference telephone call, and any Manager may participate in any such 411 meeting by conference telephone call.

        7.2    NOTICE OF MEETINGS.    Except as provided for in Section 7.1 for special meetings, notice of meetings shall be given to the Member in writing not less than ten (10) nor more than sixty (60) days before the date of the meeting by the Manager. Notices for regular and special meetings shall be given personally, by mail, or by facsimile, and shall be sent to each Member's last known business address appearing on the books of the LLC. Such notice shall be deemed given at the time it is delivered personally, or deposited in the mail, or sent by facsimile. Notice of any meeting shall specify the place, the day and the hour of the meeting, and (i) in case of a special meeting, the general nature of the business to be transacted, or (ii) in the case of an annual meeting, those matters which the Manager, at the date of mailing, intends to present for action by the Member.

        7.3    ACTIONS WITHOUT A MEETING.    Any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the Member.

ARTICLE 8
RESTRICTIONS ON TRANSFER OR CONVERSION OF LLC INTERESTS,
ADDITIONAL CAPITAL CONTRIBUTIONS; ADMISSION OF NEW MEMBERS

        8.1    TRANSFER OR ASSIGNMENT OF MEMBER'S INTEREST.    Only the Member may agree to transfer its membership interest.

        8.2    ADDITIONAL CAPITAL.    During the Term, the Member may make additional Capital Contributions to the LLC.

        8.3    ADMISSION OF NEW MEMBERS.    New Members may not be admitted into the LLC.

ARTICLE 9
BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

        9.1    MAINTENANCE OF BOOKS AND RECORDS.    The LLC shall cause books and records of the LLC to be maintained in accordance with generally accepted accounting principles. There shall be kept at the principal office of the LLC, or such other office as the Managers may, from time to time designate, the following LLC documents:

          9.1.1  A current list of the full name and business or residence address of each Manager;

          9.1.2  A copy of the Articles of Organization and any amendments thereto, together with any powers of attorney pursuant to which the Articles of Organization and any amendments thereto were executed;

          9.1.3  Copies of the LLC's federal, state, foreign, and local income tax or information returns and reports, if any, for the six most recent Fiscal Years;

          9.1.4  A copy of this Agreement and any amendments thereto, together with any powers of attorney pursuant to which this Agreement and any amendments thereto were executed;

          9.1.5  Copies of the financial statements of the LLC, if any, for the six most recent Fiscal Years;

          9.1.6  Copies of the general ledger and subsidiary ledgers of the LLC, if any for the six most recent Fiscal Years;

          9.1.7  The LLC's books and records as they relate to the internal affairs of the LLC for at least the current and past four Fiscal Years;

          9.1.8  Originals or copies of all minutes, actions by written consent, consents to action and waivers of notice to the Member, actions and consents; and

          9.1.9  Any other information required to be maintained by the LLC pursuant to the Statute.

        9.2    ANNUAL ACCOUNTING.    Within 120 days after the close of each Fiscal Year of the LLC, the LLC shall (i) cause to be prepared and submitted to each Member a balance sheet and income statement for the preceding Fiscal Year of the LLC (or portion thereof) in conformity with generally accepted accounting principles and (ii) provide to the Member all information necessary for them to complete federal and state tax returns. The LLC shall also provide the Member with (i) quarterly financial reports within 30 days after the end of each calendar quarter, and (ii) an annual report, within seventy-five (75) days after the end of each of the Company's Fiscal Years, which describes the Company's activities during the Company's most recent Fiscal Year and which includes audited financial statements of the Company for such period, prepared in accordance with generally accepted accounting principles (such statements to include a balance sheet, income statement and statement of cash flows).

        9.3    INSPECTION AND AUDIT RIGHTS.    The Member has the right to inspect and copy during normal business hours any of the LLC books and records required to be maintained in accordance with Section 9.1. Such right may be exercised by the Person or by that Person's agent or attorney. The Member may require a review and/or audit of the books, records and reports of the LLC.

        9.4    RIGHTS OF MEMBER.    Upon the request of the Member, the Manager shall promptly deliver to the Member a copy of this Agreement and a copy of the information listed in Sections 9.1 of this Agreement.

        9.5    BANK ACCOUNTS.    The bank accounts of the LLC shall be maintained in such banking institutions as the Manager shall determine, provided such institutions have a net worth in excess of One Hundred Million Dollars ($100,000,000).

        9.6    TAX MATTERS HANDLED BY MANAGERS.    The Member shall designate a "Tax Matters Partner" (as defined in Code section 6231), to represent the LLC (at the LLC's expense) in connection with all examinations of the LLC's affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend LLC funds for professional services and costs associated therewith. In its capacity as "Tax Matters Partner," the designated Person shall oversee the LLC tax affairs in the overall best interests of the LLC. Unless the Member designate another to be "Tax Matters Partner," the Manager shall be the "Tax Matters Partner," provided that Person is a Member or an officer of a corporate Member.

        9.7    FEDERAL INCOME TAX ELECTIONS MADE BY MANAGERS.    The Manager on behalf of the LLC may make all elections for federal income tax purposes, including but not limited to, the following:

          9.7.1    USE OF ACCELERATED DEPRECIATION METHODS.    To the extent permitted by applicable law and regulations, the LLC may elect to use an accelerated depreciation method on any depreciable unit of the assets of the LLC; and

          9.7.2    ADJUSTMENT OF BASIS OF ASSETS.    In case of a transfer of all or part of the Interest of the Member, the LLC may elect, pursuant to code Sections 734, 743, and 754 of the Code to adjust the basis of the assets of the LLC.

          9.7.3    ACCOUNTING METHOD.    For financial reporting purposes, the books and records of the LLC shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all transactions of the LLC and be appropriate and adequate for the purposes of the LLC.

        9.8    OBLIGATIONS OF MEMBERS TO REPORT ALLOCATIONS.    The Member is aware of the income tax consequences of the allocations made by this Agreement and hereby agrees to be bound by the provisions of this Section 9.8 in reporting its shares of the LLC income and loss for income tax purposes.

ARTICLE 10
TERMINATION AND DISSOLUTION

        10.1    DISSOLUTION.    The LLC shall be dissolved upon the occurrence of any of the following events:

          10.1.1  When the Term of the LLC expires;

          10.1.2  The written approval of the Member to dissolve the LLC;

          10.1.3  The death, withdrawal, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the Member's continued membership in the LLC.

        10.2    STATEMENT OF INTENT TO DISSOLVE.    As soon as possible after the occurrence of any of the events specified in Section 10.1 above, the LLC shall execute a Statement of Intent to Dissolve in such form as prescribed by the Secretary of State.

        10.3    CONDUCT OF BUSINESS.    Upon the filing of the Statement of Intent to Dissolve with the Secretary of State, the LLC shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the LLC's separate existence shall continue until the Articles of Dissolution have been filed with the Secretary of State or until a decree dissolving the LLC has been entered by .a court of competent jurisdiction.

        10.4    DISTRIBUTION OF NET PROCEEDS.    The Member shall continue to divide Net Profits and Losses and Available Cash Flow during the winding-up period in the same manner and the same priorities as provided for in Articles 4 and 5 hereof. The proceeds from the liquidation of Property shall be applied in the following order:

          10.4.1  To the payment of creditors, in the order of priority as provided by law, except to the Member on account of its contributions;

          10.4.2  To the payment of loans or advances that may have been made by the Member or its Principals for working capital or other requirements of the LLC;

          10.4.3  To the Member in accordance with the positive balances in its Capital Accounts after adjustments for all allocations of Net Profits and Net Loss.

        Where the distribution pursuant to this Section 10.4 consists both of cash (or cash equivalents) and non-cash assets, the cash (or cash equivalents) shall first be distributed, in a descending order, to fully satisfy each category starting with the most preferred category above. In the case of noncash assets, the distribution values are to be based on the fair market value thereof as determined in good faith by the liquidator, and the shortest maturity portion of such non-cash assets (e.g., notes or other indebtedness) shall, to the extent such non-cash assets are readily divisible, be distributed, in a descending order, to fully satisfy each category above, starting with the most preferred category.

ARTICLE 11
INDEMNIFICATION OF THE MEMBERS, MANAGERS, AND THEIR AFFILIATES

        11.1    INDEMNIFICATION OF THE MEMBERS AND THEIR PRINCIPALS.    The LLC shall indemnify and hold harmless the Member, the Managers, their Affiliates and their respective officers, directors, employees, agents and Principals (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature -(including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the Business of the LLC, excluding liabilities to the Member, regardless of whether the Indemnitee continues to be a Member, an Affiliate, or an officer, director, employee, agent or Principal of the Member at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Statute and all other applicable laws.

        11.2    EXPENSES.    Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 11.1 shall, from time to time, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 11.1.

        11.3    INDEMNIFICATION RIGHTS NON-EXCLUSIVE.    The indemnification provided by Section 11.1 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, determination of the Member, as a matter of law or equity or otherwise, both as to action in the Indemnitee's capacity as the Member, as an Affiliate or as an officer, director, employee, agent or Principal of the Member and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        11.4    ERRORS AND OMISSIONS INSURANCE.    The LLC may purchase and maintain insurance, at the LLC's expense, on behalf of the Member and such other Persons as the Member shall determine, against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the LLC and/or the Member's acts or omissions as the Member of the LLC regardless of whether the LLC would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        11.5    ASSETS OF THE LLC.    Any indemnification under Section 11.1 shall be satisfied solely out of the assets of the LLC. The Member shall not be subject to personal liability or required to fund or to cause to be funded any obligation by reason of these indemnification provisions.

ARTICLE 12
ISSUANCE OF LLC CERTIFICATES

        12.1    ISSUANCE OF LLC CERTIFICATES.    The interest of the Member in the LLC shall be represented by an LLC Certificate. Upon the execution of this Agreement and the payment of the Capital Contributions by the Member, the Manager shall cause the LLC to issue one or more LLC Certificates in the name of each Member certifying that the Person named therein is the record holder of the LLC Units set forth therein. For purposes of this Agreement, the term "record holder" shall mean the Person whose name appears in Section 1.20 as the Member owning the LLC Interest at issue.

        12.2    TRANSFER OF LLC CERTIFICATES.    An LLC Interest which is transferred in accordance with the terms of Section 8.1 of this Agreement shall be transferable on the books of the LLC by the record holder thereof in person or by such record holder's duly authorized attorney, but, except as provided in Section 12.3 hereof with respect to lost, stolen or destroyed certificates, no transfer of an LLC Interest shall be entered until the previously issued LLC Certificate representing such LLC Interest shall have been surrendered to the LLC and canceled and a replacement LLC Certificate issued to the assignee of such LLC Interest in accordance with such procedures as the Manager may establish. The Manager shall issue to the transferring Member a new LLC Certificate representing the LLC Units not being transferred by the Member, in the event the Member only transferred some, but not all, of the LLC Units represented by the original LLC Certificate. Except as otherwise required by law, the LLC shall be entitled to treat the record holder of an LLC Certificate on its books as the owner thereof for all purposes regardless of any notice or knowledge to the contrary.

        12.3    LOST, STOLEN OR DESTROYED CERTIFICATES.    The LLC shall issue a new LLC Certificate in place of any LLC Certificate previously issued if the record holder of the LLC Certificate:

          12.3.1  makes proof by affidavit, in form and substance satisfactory to the Manager(s), that a previously issued LLC Certificate has been lost, destroyed or stolen;

          12.3.2  requests the issuance of a new LLC Certificate before the LLC has notice that the LLC Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          12.3.3  if requested by the Manager(s), delivers to the LLC a bond, in form and substance reasonably satisfactory to the Manager(s), with such surety or sureties and with fixed or open penalty as the Manager(s) may direct, in their reasonable discretion, to indemnify the LLC against any claim that may be made on account of the alleged loss, destruction or theft of the LLC Certificate; and

          12.3.4  satisfies any other reasonable requirements imposed by the Manager(s).

        If the Member fails to notify the LLC within a reasonable time after it has notice of the loss, destruction or theft of an LLC Certificate, and a transfer of the LLC Interest represented by the LLC Certificate is registered before receiving such notification, the LLC shall have no liability with respect to any claim against the LLC for such transfer or for a new LLC Certificate.

ARTICLE 13
AMENDMENTS

        13.1    AMENDMENT ETC. OF COMPANY AGREEMENT.    This Agreement may be adopted, altered, amended, or repealed and a new Company Agreement may be adopted by the Member.

        13.2    AMENDMENT, ETC. OF ARTICLES OF ORGANIZATION.    Notwithstanding any provision to the contrary in the Articles of Organization or this Agreement, in no event shall the Articles of Organization be amended without the consent of the Member.

ARTICLE 14
MISCELLANEOUS PROVISIONS

        14.1    COUNTERPARTS.    This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

        14.2    SURVIVAL OF RIGHTS.    This Agreement shall be binding upon, and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the Member and the LLC and their respective heirs, legatees, legal representatives, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise.

        14.3    SEVERABILITY.    In the event any Section, or any sentence within any Section, is declared by a court of competent jurisdiction to be void or unenforceable, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

        14.4    NOTICES.    Except for notices to be given under Articles 6 and 7 for purposes of meetings of Managers and meetings of Member, any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if personally delivered, transmitted by facsimile (with mechanical confirmation of transmission), or deposited in the United States mail, registered or certified, postage prepaid, addressed to the parties' addresses set forth below. Notices given in the manner provided for in this Section 14.4 shall be deemed effective on the third day following deposit in the mail or on the day of transmission or delivery if given by facsimile or by hand. Notices must be addressed to the parties hereto at the following addresses, unless the same shall have been changed by notice in accordance herewith:

        14.5    CONSTRUCTION.    The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against the Member.

        14.6    SECTION HEADINGS.    The captions of the Articles or Sections in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting this Agreement.

        14.7    GOVERNING LAW.    This Agreement shall be construed according to the laws of the State of Delaware.

        14.8    PRONOUNS AND PLURALS.    Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

        14.9    TIME OF THE ESSENCE.    Except as otherwise provided herein, time is of the essence in connection with each and every provision of this Agreement.

        14.10    FURTHER ACTIONS.    The Member agrees to execute, acknowledge and deliver such additional documents, and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent, of this Agreement, and every agreement or document relating hereto, or entered into in connection herewith.

        14.11    THIRD PARTY BENEFICIARIES.    There are no third party beneficiaries of this Agreement except (i) Affiliates and Principals of the Member and (ii) any other Persons as may be entitled to the benefits of Article 11.1 hereof.

        14.12    TAX ELECTIONS.    The Tax Matters Partner, in his sole discretion, shall cause the LLC to make or not make all elections required or permitted to be made for income tax purposes.

        14.13    ENTIRE AGREEMENT.    This Agreement and the Articles of Organization constitute the entire agreement with the Member with respect to, and supersedes all prior written and oral agreements, understandings and negotiations with respect to, the subject matter hereof.

        14.14    WAIVER.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

        14.15    ATTORNEYS' FEES.    In the event of any litigation, arbitration or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation, arbitration or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorneys' fees, and all other costs and expenses incurred in connection with settling or resolving such dispute. The attorneys' fees which the prevailing party is entitled to recover shall include fees for prosecuting or defending any appeal and shall be awarded for any supplemental proceedings until the final judgment is satisfied in full. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party in any lawsuit or arbitration procedure on this Agreement shall be entitled to its reasonable attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This attorneys' fees provision is separate and several and shall survive the merger of this Agreement into any judgment.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ODYSSEY HOLDINGS, LLC
By:
Name:
Title:

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COMPANY AGREEMENT FOR DOONE CITY PICTURES, LLC